NEWS RELEASE

Coeur Reports First Quarter 2022 Results
Reaffirms Full-Year 2022 Guidance

Chicago, Illinois - May 4, 2022 - Coeur Mining, Inc. (“Coeur” or the “Company”) (NYSE: CDE) today reported first quarter 2022 financial results, including revenue of $188 million and cash flow from operating activities of $(6) million. The Company reported GAAP net income from continuing operations of $8 million, or $0.03 per share. On an adjusted basis1, Coeur reported EBITDA of $42 million, cash flow from operating activities before changes in working capital of $24 million and net loss from continuing operations of $14 million, or $0.05 per share.

Key Highlights
•First quarter production on plan and in-line with 2022 guidance – Solid performances at Palmarejo and Wharf more than offset COVID-19 impacts at Kensington and lower production levels at Rochester, leading to total production of 75,409 ounces of gold and 2.5 million ounces of silver
•Enhanced liquidity and balance sheet strength – Coeur recently announced multiple initiatives to bolster its liquidity and balance sheet flexibility, including increased additional downside protection from gold hedging in 2022 and 2023, expansion of its revolving credit facility (“RCF”) by $90 million and the completion of its $100 million at-the-market (“ATM”) equity offering
•Rochester expansion project advancing – The Rochester expansion project continued to advance with construction completion targeted for mid-2023. Coeur has now committed approximately 80% of the $597 million capital estimate and has incurred roughly $283 million of the estimated total as of the end of the first quarter
•New discovery at Silvertip highlights recent exploration success – Camp Creek West discovery holes support the potential for significant additional resource expansion at Silvertip. Recent high-grade intercepts at Kensington and Palmarejo also demonstrate the potential for further mine life extensions
•Strategic sale of La Preciosa silver project completed – Coeur closed the sale of the La Preciosa silver project during the quarter for total fixed proceeds of nearly $36 million, including $15 million in cash, and additional potential contingent consideration of up to $59 million plus two royalties covering the La Preciosa land package
•Kensington POA 1 key federal authorizations received – The U.S. Forest Service issued the Final Record of Decision approving Coeur’s proposed amendment to increase tailings and waste rock storage capacity to accommodate future growth potential at Kensington. Similarly, the Company also received the U.S. Army Corps of Engineers Record of Decision and Permit
•Updated greenhouse gas (“GHG”) net intensity targets – On April 27, 2022, Coeur published its 2021 ESG Report which included an updated GHG emissions target of a 35% reduction in net intensity by the end of 2024. The Company’s previous goal was a 25% net intensity reduction by 2025

“Coeur delivered first quarter gold and silver production in-line with expectations, and we remain positioned to meet full-year 2022 guidance,” said Mitchell J. Krebs, President and Chief Executive

Officer. “Our site operating teams continue to address industry-wide cost pressures through innovative business improvement initiatives and efficiency enhancements that have helped to mitigate the impact of global inflation.”
“We’re pleased to report that the pace of development activity at our Rochester POA 11 expansion project continues to accelerate. Nearly 80% of POA 11’s construction budget has been committed, and recently-announced liquidity enhancements have provided the funding and flexibility to support our priority of delivering POA 11 according to plan. Following completion and ramp-up, Rochester is expected to drive a new growth phase for Coeur, featuring robust precious metals production and free cash flow from an exclusively North American asset base with a large and growing U.S. footprint.”

Financial and Operating Highlights (Unaudited)

(Amounts in millions, except per share amounts, gold/silver ounces produced & sold, and per-ounce metrics)	1Q 2022	4Q 2021	3Q 2021	2Q 2021	1Q 2021
Gold Sales	$129.5	$146.7	$147.7	$146.2	$138.3
Silver Sales	$59.0	$61.2	$60.2	$68.7	$63.8
Consolidated Revenue	$188.4	$207.8	$208.0	$214.9	$202.1
Costs Applicable to Sales[2]	$133.3	$136.5	$134.3	$132.6	$108.1
General and Administrative Expenses	$10.3	$9.6	$8.7	$10.5	$11.6
Net Income (Loss)	$7.7	$(10.7)	$(54.8)	$32.1	$2.1
Net Income (Loss) Per Share	$0.03	$(0.04)	$(0.21)	$0.13	$0.01
Adjusted Net Income (Loss)[1]	$(13.8)	$(11.6)	$(2.9)	$(0.8)	$13.9
Adjusted Net Income (Loss)[1] Per Share	$(0.05)	$(0.05)	$(0.01)	$0.00	$0.06
Weighted Average Shares Outstanding	263.6	254.8	254.7	252.1	244.5
EBITDA[1]	$40.4	$28.3	$(14.2)	$84.6	$49.7
Adjusted EBITDA[1]	$41.5	$48.7	$48.8	$52.7	$65.9
Cash Flow from Operating Activities	$(6.4)	$35.0	$21.8	$58.1	$(4.4)
Capital Expenditures	$69.5	$100.9	$71.3	$78.2	$59.4
Free Cash Flow[1]	$(75.9)	$(65.9)	$(49.4)	$(20.2)	$(63.8)
Cash, Equivalents & Short-Term Investments	$73.3	$56.7	$85.0	$124.1	$154.1
Total Debt[3]	$485.5	$487.5	$442.4	$414.2	$412.1
Average Realized Price Per Ounce – Gold	$1,721	$1,652	$1,645	$1,651	$1,664
Average Realized Price Per Ounce – Silver	$24.06	$23.17	$24.18	$26.60	$26.19
Gold Ounces Produced	75,409	88,946	87,083	87,275	85,225
Silver Ounces Produced	2.5	2.6	2.5	2.6	2.4
Gold Ounces Sold	75,211	88,930	89,804	88,501	83,112
Silver Ounces Sold	2.5	2.6	2.5	2.6	2.4

Financial Results
First quarter 2022 revenue totaled $188 million compared to $208 million in the prior period and $202 million in the first quarter of 2021. The Company produced 75,409 and 2.5 million ounces of gold and silver, respectively, during the quarter. Metal sales totaled 75,211 ounces of gold and 2.5 million ounces of silver. Average realized gold and silver prices for the quarter were $1,721 and $24.06 per ounce, respectively, compared to $1,652 and $23.17 per ounce in the prior period and $1,664 and $26.19 per ounce in the first quarter of 2021.
Gold and silver sales accounted for 69% and 31% of quarterly revenue, respectively. The Company’s U.S. operations accounted for approximately 56% of first quarter revenue.
Costs applicable to sales2 decreased slightly quarter-over-quarter to $133 million, largely due to lower production in the period. General and administrative expenses remained consistent during the quarter at $10 million.
Coeur invested approximately $14 million ($5 million expensed and $8 million capitalized) in exploration during the quarter, compared to roughly $18 million ($14 million expensed and $4 million capitalized) in the prior period, reflecting lower planned investment across the portfolio following the Company’s highest-ever exploration investment in 2021. See the “Operations” and “Exploration” sections for additional detail on the Company’s exploration activities.

The Company recorded income tax expense of approximately $2 million during the first quarter. Cash income and mining taxes paid during the period totaled approximately $18 million, including the annual payment of the Mexican mining royalty tax of $9 million.
Quarterly operating cash flow totaled $(6) million compared to $35 million in the prior period, mainly driven by lower metal sales and changes in working capital. Changes in working capital during the quarter were $(30) million, compared to $(3) million in the prior period, largely due to timing of tax payments in Mexico, semi-annual interest payments and the annual incentive payout, offset by a cash inflow of $10 million associated with Coeur’s prepayment agreement at Kensington during the quarter.
Capital expenditures decreased 31% quarter-over-quarter to $70 million compared to $101 million in the prior period. Expenditures related to the POA 11 expansion project at Rochester totaled $30 million during the quarter compared to $47 million in the fourth quarter of 2021, primarily driven by the timing of payments. Sustaining and development capital expenditures accounted for approximately 40% and 60%, respectively, of Coeur’s total capital investment during the quarter.

Capital Projects Update
Rochester Expansion
As of March 31, 2022, Coeur has incurred approximately $283 million toward the expansion. With the formalization of the recently-awarded SMPEI and final major high-voltage electrical contracts, the Company has committed approximately $477 million of capital since the inception of the project, representing 80% of the re-baselined cost estimate of $597 million. Coeur estimates capital expenditures related to POA 11 in 2022 to be approximately $217 - $257 million and $131 - $171 million in 2023.
The expansion consists of three major components: (i) a new 300 million ton leach pad, for which civil work is essentially complete and piping work is near completion; (ii) a Merrill-Crowe process plant with construction completion scheduled for the first half of 2023; and (iii) a new three-stage crushing circuit with construction completion scheduled for mid-2023.
Progress on the Merrill-Crowe process plant included completion of concrete work, the start of equipment setting, and steel and process pipe rack erection. Work on the crusher corridor included substantial completion of excavation in the primary crusher area, completion of concrete work and the start of steel construction in the secondary crusher areas, and continued advancement of concrete work in the secondary stock pile reclaim and tertiary crusher areas. Coeur also began pre-assembly of conveyor components, and deliveries of equipment and materials for the project continue.
The Company is also advancing detailed engineering, and equipment procurement is underway for the implementation of pre-screens into the expansion flowsheet. Coeur intends to align construction of the pre-screens with the completion of the new crusher corridor.

Silvertip Expansion and Restart
Coeur continues to advance study work to assess the economics of a potential expansion and restart of its high-grade Silvertip silver-zinc-lead development project in British Columbia, Canada following the completion and commissioning of POA 11. The Company’s objective remains to complete an evaluation by year-end of higher throughput scenarios to reduce unit costs and to take advantage of Silvertip’s expanding, high-grade resource base.

Ongoing exploration activities continues to generate positive results. Exploration investment in the first quarter totaled approximately $2 million (substantially all capitalized) compared to roughly $4 million (substantially all expensed) in the prior period.
A new zone called Camp Creek West was discovered during the quarter that is shallower and contains one of the highest-grade thicknesses ever drilled at Silvertip. The zone is located west of the Camp Creek Fault in an area that has never been drilled and was discovered through geophysics. The zone appears to be open to the west, north and south. During the second quarter of 2022, the Company plans to continue the infill program in the Southern Silver and Discovery zones before switching to expansion drilling in the recently discovered Camp Creek West target later in the year.
Ongoing carrying costs at Silvertip totaled $6 million in the first quarter, compared to $6 million in the prior period. Capital expenditures during the first quarter totaled $12 million compared to $26 million in the prior period as residual costs for completed mill decommissioning and planned early civil works construction were paid during the quarter. For 2022, capital expenditures are expected to be approximately $18 - $24 million, primarily focused on underground development and infill drilling as well as study work to evaluate additional opportunities to enhance the economics of a potential expansion and restart.

Liquidity Update
Coeur ended the quarter with total liquidity of approximately $288 million, including $73 million of cash and $215 million of available capacity under its $300 million RCF4. Additionally, Coeur had $160 million of strategic investments in equity securities.
On May 3, 2022, the Company announced the completion of multiple initiatives to meaningfully bolster Coeur’s liquidity and materially enhance its balance sheet flexibility as it advances the transformational expansion of the Rochester expansion.
•The Company worked with its bank lending syndicate to increase its total available borrowing capacity under its RCF to $390 million from $300 million. The RCF’s other key terms remain unchanged
•Coeur completed a previously announced ATM equity offering program with the sale of approximately 22 million shares of common stock at an average price of $4.53 per share for gross proceeds of $100 million
•The Company also added to its gold hedging program to now cover 70% of its 2022 expected gold production at an average forward price of $1,955 per ounce. Additionally, Coeur has hedged 38% of its 2023 expected gold production at an average forward price of $1,982 per ounce. By converting its existing zero-cost collars into gold forward sales and adding new forward sales to its hedging program, the Company has put significant downside price protection in place during a time of increased capital intensity. Coeur’s silver price exposure remains unhedged. An overview of the hedges currently implemented is outlined below:

	2022	2023
Gold Ounces Hedged	157,000	112,500
Avg. Forward Price ($/oz)	$1,955	$1,982

Mark-to-Market Adjustments

The Company values its strategic investments in equity securities as of the end of each reporting period. The estimated fair values of Coeur’s equity investments in Victoria Gold Corp., Avino Silver & Gold Mines Ltd. and Integra Resources Corp. were $141 million, $13 million and $5 million, respectively, at March 31, 2022 compared to $124 million in Victoria Gold Corp. and $8 million in Integra Resources Corp. at December 31, 2021, resulting in a non-cash unrealized gain of approximately $14 million during the first quarter of 2022. This figure is included in “Fair value adjustments, net” on the Company’s income statement.

Rochester LCM Adjustment
Coeur reports the carrying value of metal and leach pad inventory at the lower of cost or net realizable value, with cost being determined using a weighted average cost method. At the end of the first quarter, the cost of ore on leach pads at Rochester exceeded its net realizable value which resulted in a lower of cost or market (“LCM”) adjustment of $9 million (approximately $8 million in costs applicable to sales2 and $1 million of amortization).

Operations
First quarter 2022 highlights for each of the Company’s operations are provided below.
Palmarejo, Mexico

(Dollars in millions, except per ounce amounts)	1Q 2022	4Q 2021	3Q 2021	2Q 2021	1Q 2021
Tons milled	565,211	587,615	517,363	517,373	484,390
Average gold grade (oz/t)	0.056	0.055	0.050	0.058	0.062
Average silver grade (oz/t)	3.87	3.86	3.86	3.94	4.07
Average recovery rate – Au	90.6%	89.7%	93.7%	92.4%	95.7%
Average recovery rate – Ag	83.0%	81.3%	85.5%	81.9%	81.3%
Gold ounces produced	28,931	28,748	24,254	27,595	28,605
Silver ounces produced (000’s)	1,813	1,843	1,708	1,667	1,603
Gold ounces sold	28,242	27,706	24,897	30,516	25,687
Silver ounces sold (000’s)	1,796	1,813	1,715	1,640	1,638
Average realized price per gold ounce	$1,419	$1,374	$1,335	$1,351	$1,462
Average realized price per silver ounce	$23.94	$23.26	$24.15	$26.71	$26.12
Metal sales	$83.1	$80.4	$74.6	$85.0	$80.3
Costs applicable to sales[2]	$43.2	$38.8	$39.0	$41.9	$34.0
Adjusted CAS per AuOz[1]	$730	$653	$704	$662	$621
Adjusted CAS per AgOz[1]	$12.43	$11.25	$12.50	$13.34	$10.98
Exploration expense	$1.6	$2.3	$2.8	$1.8	$1.7
Cash flow from operating activities	$34.3	$32.9	$23.2	$33.4	$13.2
Sustaining capital expenditures (excludes capital lease payments)	$13.6	$8.3	$8.4	$9.8	$10.0
Development capital expenditures	$—	$(0.1)	$0.1	$—	$—
Total capital expenditures	$13.6	$8.2	$8.5	$9.8	$10.0
Free cash flow[1]	$20.7	$24.7	$14.7	$23.6	$3.2
Operational
•First quarter gold and silver production totaled 28,931 and 1.8 million ounces, respectively, compared to 28,748 and 1.8 million ounces in the prior period and 28,605 and 1.6 million ounces in the first quarter of 2021
•Production during the quarter benefited from slightly higher average gold and silver grade as well as increased recoveries, partially offset by a 4% decrease in mill throughput
Financial
•First quarter adjusted CAS1 for gold and silver on a co-product basis increased 12% and 10% to $730 and $12.43 per ounce, respectively, reflecting higher consumable costs as well as completion of Coeur’s Mexican Peso hedging program in the prior period
•Capital expenditures increased 66% quarter-over-quarter to $14 million, reflecting continued planned investment in underground development and infill drilling
•Free cash flow1 in the first quarter totaled $21 million compared to $25 million in the prior period as a result of increased capital expenditures as well as the payment of cash income and mining taxes totaling roughly $17 million, partially offset by higher metal sales
Exploration
•Exploration investment for the first quarter decreased 14% to approximately $3 million ($2 million expensed and $1 million capitalized), compared to roughly $4 million ($2 million expensed and $1 million capitalized) in the prior period

•Six surface and underground core drill rigs were active during the quarter. Infill drilling focused on specific zones within the Guadalupe deposits while surface rigs targeted areas of the northwest Hidalgo (located within the Independencia deposit) and Nacion (located within the Guadalupe deposit) zones
•Expansion drilling during the quarter continued to focus on the Hidalgo and La Carmela (located within the Guazapares district and outside the gold stream area of influence) zones
•Coeur expects six drill rigs to be active at Palmarejo in the second quarter of 2022 focused on infill and expansion drilling in northwest Independencia and Hidalgo zones, and expects to maintain this pace throughout the year
Other
•Approximately 43% (12,168 ounces) of Palmarejo’s gold sales in the first quarter were sold under its gold stream agreement at a price of $800 per ounce. The Company anticipates approximately 38% - 42% of Palmarejo’s gold sales for 2022 will be sold under the stream agreement
Guidance
•Full-year 2022 production is expected to be 100,000 - 110,000 ounces of gold and 6.0 - 7.0 million ounces of silver
•CAS1 in 2022 are expected to be $750 - $850 per gold ounce and $13.50 - $14.50 per silver ounce
•Capital expenditures are expected to be $50 - $55 million

Rochester, Nevada

(Dollars in millions, except per ounce amounts)	1Q 2022	4Q 2021	3Q 2021	2Q 2021	1Q 2021
Ore tons placed	4,377,873	3,823,764	3,427,078	3,195,777	3,240,917
Average silver grade (oz/t)	0.34	0.40	0.43	0.38	0.45
Average gold grade (oz/t)	0.003	0.003	0.002	0.003	0.003
Silver ounces produced (000’s)	655	757	739	888	774
Gold ounces produced	6,066	6,864	6,051	7,232	6,904
Silver ounces sold (000’s)	638	801	758	912	771
Gold ounces sold	5,928	7,386	5,559	7,818	6,934
Average realized price per silver ounce	$24.00	$22.98	$24.27	$26.38	$26.34
Average realized price per gold ounce	$1,864	$1,797	$1,785	$1,794	$1,794
Metal sales	$26.4	$31.6	$28.3	$38.1	$32.8
Costs applicable to sales[2]	$32.3	$37.5	$31.7	$38.0	$24.0
Adjusted CAS per AgOz[1]	$22.06	$21.76	$22.68	$26.09	$19.07
Adjusted CAS per AuOz[1]	$1,720	$1,707	$1,665	$1,787	$1,300
Exploration expense	$1.9	$2.2	$2.4	$0.9	$0.5
Cash flow from operating activities	$(19.7)	$(12.3)	$(9.5)	$4.0	$(8.7)
Sustaining capital expenditures (excludes capital lease payments)	$2.3	$5.8	$2.4	$7.3	$2.0
Development capital expenditures	$30.8	$48.1	$37.7	$35.0	$28.2
Total capital expenditures	$33.1	$53.9	$40.1	$42.3	$30.2
Free cash flow[1]	$(52.8)	$(66.2)	$(49.6)	$(38.3)	$(38.9)
Operational
•Silver and gold production in the first quarter totaled 0.7 million and 6,066 ounces, respectively, compared to 0.8 million and 6,864 ounces in the prior period and 0.8 million and 6,904 ounces in the first quarter of 2021. Lower production in the period is largely due to lower placement rates in the prior quarter

•Tons placed increased 14% quarter-over-quarter to 4.4 million, largely related to higher crusher throughput due to improved fleet availability. Placement rates were supplemented by stacking roughly 1.5 million tons of run-of-mine material during the quarter
•The Company plans to install pre-screens on the existing crusher corridor aimed at mitigating the impact of fine ore material and improving recoveries. The experience and knowledge gained from utilizing pre-screens is expected to be applied to new screening technology being integrated into the new crusher system flowsheet for POA 11. Preparation of the initial pre-screen foundation is underway, including concrete work. During construction, the project is expected to affect the Company’s ability to crush material for up to 30 days during the second quarter
Financial
•First quarter adjusted CAS1 figures in the table above and highlighted below exclude the impact of an LCM adjustment totaling approximately $8 million related to the net realizable value of metal and leach pad inventory
•First quarter adjusted CAS1 for silver and gold on a co-product basis totaled $22.06 and $1,720 per ounce, respectively, compared to $21.76 and $1,707 per ounce in the prior period, largely driven by increased fleet maintenance and consumable costs
•Capital expenditures decreased 39% quarter-over-quarter to $33 million, due primarily to timing of payments related to the POA 11 expansion project
•Free cash flow1 in the first quarter totaled $(53) million compared to $(66) million in the prior period
Exploration
•Quarterly exploration investment decreased 4% quarter-over-quarter to approximately $3 million ($2 million expensed and $1 million capitalized)
•Approval of an updated Plan of Operations for West Rochester (composed of Lincoln Hill, Independence Hill and Gold Ridge) was received during the quarter which will allow the Company to accelerate the exploration program in these areas. Two reverse circulation drill rigs and one core drill rig were active during the period. Infill drilling focused within the Rochester pit while expansion drilling tested the Gold Ridge target
•Coeur plans to have up to two reverse circulation drill rigs active at Rochester during 2022 to focus on resource expansion in the Rochester and Nevada Packard pits, and infill drilling at the Lincoln Hill portion of West Rochester
Guidance
•Full-year 2022 production is expected to be 3.0 - 4.0 million ounces of silver and 35,000 - 43,000 ounces of gold
•CAS1 in 2022 are expected to be $20.75 - $22.75 per silver ounce and $1,490 - $1,590 per gold ounce
•Capital expenditures are expected to be $220 - $260 million

Kensington, Alaska

(Dollars in millions, except per ounce amounts)	1Q 2022	4Q 2021	3Q 2021	2Q 2021	1Q 2021
Tons milled	165,968	168,295	160,596	168,311	170,358
Average gold grade (oz/t)	0.14	0.21	0.19	0.18	0.19
Average recovery rate	95.3%	93.9%	93.0%	92.7%	93.2%
Gold ounces produced	22,646	33,516	28,621	28,322	30,681
Gold ounces sold	22,834	33,888	29,902	26,796	31,595
Average realized price per gold ounce, gross	$1,967	$1,790	$1,764	$1,851	$1,754
Treatment and refining charges per gold ounce	$37	$27	$29	$30	$30
Average realized price per gold ounce, net	$1,930	$1,763	$1,735	$1,821	$1,724
Metal sales	$44.3	$59.8	$51.9	$48.8	$54.5
Costs applicable to sales[2]	$36.9	$37.9	$34.6	$29.2	$31.4
Adjusted CAS per AuOz[1]	$1,610	$1,111	$1,150	$1,088	$989
Prepayment, working capital cash flow	$10.1	$7.4	$(7.4)	$7.9	$(7.9)
Exploration expense	$0.4	$1.6	$2.7	$1.3	$1.1
Cash flow from operating activities	$10.9	$26.8	$13.6	$19.4	$11.0
Sustaining capital expenditures (excludes capital lease payments)	$7.9	$8.0	$6.3	$6.0	$7.2
Development capital expenditures	$—	$—	$—	$—	$—
Total capital expenditures	$7.9	$8.0	$6.3	$6.0	$7.2
Free cash flow[1]	$3.0	$18.8	$7.3	$13.4	$3.8

Operational
•Gold production in the first quarter totaled 22,646 ounces compared to 33,516 ounces in the prior period and 30,681 ounces in the first quarter of 2021
•Lower production during the period was driven by a decrease in average gold grade quarter-over-quarter, primarily related to planned mining in lower grade areas and changes to mine sequencing due to workforce availability as a result of COVID-19
Financial
•First quarter adjusted CAS1 totaled $1,610 per ounce compared to $1,111 per ounce in the prior period reflecting higher consumable costs and employee-related expenses
•Capital expenditures remained relatively consistent quarter-over-quarter at $8 million
•Free cash flow1 in the first quarter totaled $3 million, including cash inflow of $10 million associated with the Company’s prepayment agreement at Kensington. Excluding the effect of the prepayment, free cash flow1 totaled approximately $(7) million in the first quarter
Exploration
•Exploration investment in the quarter totaled approximately $2 million (substantially all capitalized), compared to $3 million ($2 million expensed and $1 million capitalized) in the prior period
•Two underground and one surface core drill rigs were active during the quarter focused on infill drilling at Elmira, Kensington Zone 30 and Jualin. As highlighted in the April 28, 2022 exploration update published by Coeur, recent drilling in Kensington Zone 30 intersected excellent grade thicknesses
•In the second quarter of 2022, three underground drill rigs are expected to focus on infill drilling at the Elmira vein, and expansion drilling will commence at the Johnson and Jennifer veins
Guidance

•Full-year 2022 production is expected to be 110,000 - 120,000 ounces of gold
•CAS1 in 2022 are expected to be $1,150 - $1,250 per gold ounce
•Capital expenditures are expected to be $27 - $34 million

Wharf, South Dakota

(Dollars in millions, except per ounce amounts)	1Q 2022	4Q 2021	3Q 2021	2Q 2021	1Q 2021
Ore tons placed	1,127,569	1,074,189	1,489,169	1,025,481	1,114,043
Average gold grade (oz/t)	0.025	0.022	0.025	0.032	0.030
Gold ounces produced	17,766	19,818	28,157	24,126	19,035
Silver ounces produced (000’s)	12	15	16	33	26
Gold ounces sold	18,207	19,950	29,446	23,371	18,896
Silver ounces sold (000’s)	16	11	18	31	26
Average realized price per gold ounce	$1,882	$1,799	$1,789	$1,801	$1,791
Metal sales	$34.7	$36.2	$53.1	$42.9	$34.5
Costs applicable to sales[2]	$20.9	$22.4	$29.1	$23.4	$18.7
Adjusted CAS per AuOz[1]	$1,118	$1,104	$971	$963	$952
Exploration expense	$—	$(0.1)	$—	$0.1	$0.1
Cash flow from operating activities	$5.5	$8.4	$24.9	$17.3	$7.8
Sustaining capital expenditures (excludes capital lease payments)	$0.2	$3.0	$0.3	$0.3	$0.4
Development capital expenditures	$1.2	$1.2	$0.7	$1.1	$1.1
Total capital expenditures	$1.4	$4.2	$1.0	$1.4	$1.5
Free cash flow[1]	$4.1	$4.2	$23.9	$15.9	$6.3
Operational
•Gold production in the first quarter totaled 17,766 ounces compared to 19,818 ounces in the prior period and 19,035 ounces in the first quarter of 2021, largely due to timing of ounces placed on the leach pads
•Tons placed and average gold grade increased 5% and 14% quarter-over-quarter, respectively. Higher placement rates reflect favorable weather conditions and enhanced crusher performance
Financial
•Adjusted CAS1 on a by-product basis remained relatively consistent quarter-over-quarter at $1,118 per ounce, largely driven by increased consumable costs offset by fleet efficiency improvements
•Capital expenditures in the first quarter totaled $1 million compared to $4 million in the prior period, primarily related to timing of capital projects
•Free cash flow1 remained relatively consistent quarter-over-quarter at $4 million, reflecting a decrease in capital expenditures offset by lower metal sales
Exploration
•Exploration investment remained relatively consistent quarter-over-quarter at approximately $1 million (substantially all capitalized)
•One reverse circulation rig was active during the quarter focusing on infill targets at the Portland Ridge - Boston claim group (located on the southern edge of the operation) and Flossie (located west of Portland Ridge) areas
Guidance
•Full-year 2022 production is expected to be 70,000 - 80,000 ounces

•CAS1 in 2022 are expected to be $1,225 - $1,325 per gold ounce
•Capital expenditures are expected to be $2 - $5 million

Exploration
Coeur had 17 active rigs across all sites during the first quarter for a total investment of approximately $14 million ($5 million expensed and $8 million capitalized), compared to roughly $18 million ($14 million expensed and $4 million capitalized) in the prior period. The decrease in drilling activity was largely driven by lower planned investment across the portfolio.
One reverse circulation and two core drill rigs were active at the Crown exploration property in southern Nevada during the quarter, primarily focused on the C-Horst, Daisy and SNA deposits. Results from those targets were encouraging, supporting the Company’s expectation for resource expansion based on step-out drilling at all three sites.
Additionally, an amended permit to expand the C-Horst discovery footprint is expected to be received around mid-year. Following receipt, Coeur plans to begin testing multiple targets at the Pipeline Gulch and Tates Wash areas (both located between C-Horst and SNA) where surface geology, geochemistry and geophysics all indicate gold mineralization could exist similar to C-Horst.

2022 Guidance
Production during the first quarter was in-line with Coeur’s expectations, leading the Company to reaffirm 2022 guidance.
2022 Production Guidance

	Gold	Silver
	(oz)	(K oz)
Palmarejo	100,000 - 110,000	6,000 - 7,000
Rochester	35,000 - 43,000	3,000 - 4,000
Kensington	110,000 - 120,000	—
Wharf	70,000 - 80,000	—
Total	315,000 - 353,000	9,000 - 11,000

2022 Costs Applicable to Sales Guidance

	Gold	Silver
	($/oz)	($/oz)
Palmarejo (co-product)	$750 - $850	$13.50 - $14.50
Rochester (co-product)	$1,490 - $1,590	$20.75 - $22.75
Kensington	$1,150 - $1,250	—
Wharf (by-product)	$1,225 - $1,325	—

2022 Capital, Exploration and G&A Guidance

($M)
Capital Expenditures, Sustaining	$115 - $140
Capital Expenditures, Development	$205 - $250
Exploration, Expensed	$18 - $23
Exploration, Capitalized	$18 - $23
General & Administrative Expenses	$42 - $46

Note: The Company’s guidance figures assume estimated prices of $1,800/oz gold and $24.00/oz silver as well as CAD of 1.25 and MXN of 20.00. Guidance figures exclude the impact of any metal sales or foreign exchange hedges.

Financial Results and Conference Call
Coeur will host a conference call to discuss its first quarter 2022 financial results on May 5, 2022 at 11:00 a.m. Eastern Time.

Dial-In Numbers:        (855) 560-2581 (U.S.)
        (855) 669-9657 (Canada)
        (412) 542-4166 (International)
Conference ID:        Coeur Mining

Hosting the call will be Mitchell J. Krebs, President and Chief Executive Officer of Coeur, who will be joined by Thomas S. Whelan, Senior Vice President and Chief Financial Officer, Michael “Mick” Routledge, Senior Vice President and Chief Operating Officer, and other members of management. A replay of the call will be available through May 12, 2022.

Replay numbers:        (877) 344-7529 (U.S.)
        (855) 669-9658 (Canada)
        (412) 317-0088 (International)
Conference ID:        734 23 77

About Coeur
Coeur Mining, Inc. is a U.S.-based, well-diversified, growing precious metals producer with four wholly-owned operations: the Palmarejo gold-silver complex in Mexico, the Rochester silver-gold mine in Nevada, the Kensington gold mine in Alaska and the Wharf gold mine in South Dakota. In addition, the Company wholly-owns the Silvertip silver-zinc-lead development project in British Columbia and has interests in several precious metals exploration projects throughout North America.

Cautionary Statements
This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding cash flow, capital allocation and investment, liquidity, exploration and development efforts and plans, resource growth, expectations regarding the potential expansion and restart at Silvertip, expectations, plans and timing regarding the Rochester POA 11 expansion project, hedging strategies, the impact of inflation, anticipated production, costs and expenses and operations at Palmarejo, Rochester, Wharf and Kensington. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Coeur’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the risk that anticipated production, cost and expense levels are not attained, the risks and hazards inherent in the mining business (including risks inherent in developing large-scale mining projects, environmental hazards, industrial accidents, weather or geologically-related conditions), changes in the market prices of gold, silver, zinc and lead and a sustained lower price or higher treatment and refining charge environment, the uncertainties inherent in Coeur’s production, exploratory and developmental activities, including risks relating to permitting and regulatory delays (including the impact of government shutdowns), ground conditions, grade and recovery variability, any future labor disputes or work stoppages (involving the Company and its subsidiaries or third parties), the uncertainties inherent in the estimation of mineral reserves, changes that could result from Coeur’s future acquisition of new mining properties or businesses, the loss of access or insolvency of any third-party refiner or smelter to which Coeur markets its production, the potential effects of the COVID-19 pandemic, including impacts to workforce, materials and equipment availability, inflationary pressures, continued access to financing sources, government orders that may require temporary suspension of operations at one or more of our sites and effects on our suppliers or the refiners and smelters to whom the Company markets its production and on the communities where we operate, the effects of environmental and other governmental regulations and government shut-downs, the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries, Coeur’s ability to raise additional financing necessary to conduct its business, make payments or refinance its debt, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange

Commission, and the Canadian securities regulators, including, without limitation, Coeur’s most recent reports on Form 10-K and Form 10-Q. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities. This does not constitute an offer of any securities for sale.

The scientific and technical information concerning our mineral projects in this news release have been reviewed and approved by a “qualified person” under S-K 1300, namely our Director, Technical Services, Christopher Pascoe. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and mineral resources included in this news release, as well as data verification procedures and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, sociopolitical, marketing or other relevant factors, please review the Technical Report Summaries for each of the Company’s material properties which are available at www.sec.gov.

Non-U.S. GAAP Measures
We supplement the reporting of our financial information determined under United States generally accepted accounting principles (U.S. GAAP) with certain non-U.S. GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss), operating cash flow before changes in working capital and adjusted costs applicable to sales per ounce (gold and silver) or pound (zinc or lead). We believe that these adjusted measures provide meaningful information to assist management, investors and analysts in understanding our financial results and assessing our prospects for future performance. We believe these adjusted financial measures are important indicators of our recurring operations because they exclude items that may not be indicative of, or are unrelated to our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. We believe EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss) and adjusted costs applicable to sales per ounce (gold and silver) and pound (zinc and lead) are important measures in assessing the Company’s overall financial performance. For additional explanation regarding our use of non-U.S. GAAP financial measures, please refer to our Form 10-K for the year ended December 31, 2021.

Notes
1.    EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss), operating cash flow before changes in working capital and adjusted costs applicable to sales per ounce (gold and silver) or pound (lead and zinc) are non-GAAP measures. Please see tables in the Appendix for the reconciliation to U.S. GAAP. Free cash flow is defined as cash flow from operating activities less capital expenditures. Please see table in Appendix for the calculation of consolidated free cash flow.
2. Excludes amortization.
3. Includes capital leases. Net of debt issuance costs and premium received.
4. As of March 31, 2022, Coeur had $30 million in outstanding letters of credit and $55 million in borrowings under its RCF.

Average Spot Prices

	1Q 2022	4Q 2021	3Q 2021	2Q 2021	1Q 2021
Average Gold Spot Price Per Ounce	$1,877	$1,795	$1,781	$1,816	$1,794
Average Silver Spot Price Per Ounce	$24.00	$23.33	$23.65	$26.69	$26.26
Average Zinc Spot Price Per Pound	$1.70	$1.52	$1.37	$1.32	$1.25
Average Lead Spot Price Per Pound	$1.05	$1.05	$1.06	$0.97	$0.91

For Additional Information
Coeur Mining, Inc.
104 S. Michigan Avenue, Suite 900
Chicago, IL 60603
Attention: Jeff Wilhoit, Director, Investor Relations
Phone: (312) 489-5800
www.coeur.com

COEUR MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31, 2022	December 31, 2021
ASSETS	In thousands, except share data
CURRENT ASSETS
Cash and cash equivalents	$73,330	$56,664
Receivables	29,221	32,417
Inventory	52,944	51,281
Ore on leach pads	89,406	81,128
Prepaid expenses and other	14,340	13,847
Assets held for sale	—	54,240
	259,241	289,577
NON-CURRENT ASSETS
Property, plant and equipment, net	337,455	319,967
Mining properties, net	913,138	852,799
Ore on leach pads	73,133	73,495
Restricted assets	9,254	9,138
Equity securities	161,894	132,197
Other	63,086	57,249
TOTAL ASSETS	$1,817,201	$1,734,422
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$103,266	$103,901
Accrued liabilities and other	82,438	87,946
Debt	29,620	29,821
Reclamation	2,853	2,931
Liabilities held for sale	—	11,269
	218,177	235,868
NON-CURRENT LIABILITIES
Debt	455,868	457,680
Reclamation	181,473	178,957
Deferred tax liabilities	24,647	21,969
Other long-term liabilities	37,062	39,686
	699,050	698,292
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Common stock, par value $0.01 per share; authorized 300,000,000 shares, 280,834,764 issued and outstanding at March 31, 2022 and 256,919,803 at December 31, 2021	2,808	2,569
Additional paid-in capital	3,834,896	3,738,347
Accumulated other comprehensive income (loss)	(5,970)	(1,212)
Accumulated deficit	(2,931,760)	(2,939,442)
	899,974	800,262
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,817,201	$1,734,422

COEUR MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

		Three Months Ended March 31,
		2022	2021
	Notes	In thousands, except share data
Revenue	3	$188,404	$202,117
COSTS AND EXPENSES
Costs applicable to sales(1)	3	133,267	108,147
Amortization		26,433	29,937
General and administrative		10,272	11,554
Exploration		5,418	9,666
Pre-development, reclamation, and other	14	11,412	13,712
Total costs and expenses		186,802	173,016
OTHER INCOME (EXPENSE), NET
Loss on debt extinguishment	8	—	(9,173)
Fair value adjustments, net	12	10,605	(3,799)
Interest expense, net of capitalized interest	8	(4,568)	(4,910)
Other, net	14	1,737	3,627
Total other income (expense), net		7,774	(14,255)
Income (loss) before income and mining taxes		9,376	14,846
Income and mining tax (expense) benefit	10	(1,694)	(12,786)
NET INCOME (LOSS)		$7,682	$2,060
OTHER COMPREHENSIVE INCOME (LOSS):
Change in fair value of derivative contracts designated as cash flow hedges		(5,218)	27,357
Reclassification adjustments for realized (gain) loss on cash flow hedges		460	(2,721)
Other comprehensive income (loss)		(4,758)	24,636
COMPREHENSIVE INCOME (LOSS)		$2,924	$26,696

NET INCOME (LOSS) PER SHARE	15
Basic income (loss) per share:
Basic		$0.03	$0.01
Diluted income (loss) per share:
Diluted		$0.03	$0.01
(1) Excludes amortization.

COEUR MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

		Three Months Ended March 31,
		2022	2021
	Notes	In thousands
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)		$7,682	$2,060
(Income) loss from discontinued operations		—	—
Adjustments:
Amortization		26,433	29,937
Accretion		3,463	2,905
Deferred taxes		(8,262)	124
Loss on debt extinguishment	8	—	9,173
Fair value adjustments, net	12	(13,744)	3,799
Stock-based compensation	11	2,267	4,256
Write-downs		7,595	—
Deferred revenue recognition	17	(315)	(8,346)
Other		(1,340)	(2,328)
Changes in operating assets and liabilities:
Receivables		9,100	999
Prepaid expenses and other current assets		(509)	(655)
Inventory and ore on leach pads		(17,672)	(17,486)
Accounts payable and accrued liabilities		(21,125)	(28,797)
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES		(6,427)	(4,359)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures		(69,502)	(59,424)
Proceeds from the sale of assets		15,371	4,588
Sale of investments		—	935
Other		(11)	(17)
CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES		(54,142)	(53,918)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	15	98,397	—
Issuance of notes and bank borrowings, net of issuance costs	8	85,000	367,493
Payments on debt, finance leases, and associated costs	7, 8	(103,267)	(243,967)
Other		(3,403)	(3,925)
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES		76,727	119,601
Effect of exchange rate changes on cash and cash equivalents		272	(51)
INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH		16,430	61,273
Cash, cash equivalents and restricted cash at beginning of period		58,289	94,170
Cash, cash equivalents and restricted cash at end of period		$74,719	$155,443

Adjusted EBITDA Reconciliation

(Dollars in thousands except per share amounts)	LTM 1Q 2022	1Q 2022	4Q 2021	3Q 2021	2Q 2021	1Q 2021
Net income (loss)	$(25,700)	$7,682	$(10,760)	$(54,768)	$32,146	$2,060
Interest expense, net of capitalized interest	16,109	4,568	3,211	3,237	5,093	4,910
Income tax provision (benefit)	23,866	1,694	432	6,400	15,340	12,786
Amortization	124,811	26,433	35,443	30,962	31,973	29,937
EBITDA	139,086	40,377	28,326	(14,169)	84,552	49,693
Fair value adjustments, net	(13,861)	(10,605)	7,543	26,440	(37,239)	3,799
Foreign exchange (gain) loss	2,565	559	479	1,028	499	773
Asset retirement obligation accretion	12,546	3,463	3,091	3,027	2,965	2,905
Inventory adjustments and write-downs	10,144	8,592	8,109	5,790	267	572
(Gain) loss on sale of assets and securities	(1,889)	(1,831)	471	92	(621)	(4,053)
Value-added tax write-off	25,982	—	—	25,982	—	—
Loss on debt extinguishment	—	—	—	—	—	9,173
COVID-19 costs	4,585	972	681	617	2,315	3,005
Adjusted EBITDA	$179,158	$41,527	$48,700	$48,807	$52,738	$65,867
Revenue	$819,115	$188,404	$207,884	$207,969	$214,858	$202,117
Adjusted EBITDA Margin	22%	22%	23%	23%	25%	33%

Adjusted Net Income (Loss) Reconciliation

(Dollars in thousands except per share amounts)	1Q 2022	4Q 2021	3Q 2021	2Q 2021	1Q 2021
Net income (loss)	$7,682	$(10,760)	$(54,768)	$32,146	$2,060
Fair value adjustments, net	(10,605)	7,543	26,440	(37,239)	3,799
Foreign exchange loss (gain)	990	146	388	1,503	(43)
(Gain) loss on sale of assets and securities	(1,831)	471	92	(621)	(4,053)
Value-added tax write-off	—	—	25,982	—	—
Loss on debt extinguishment	—	—	—	—	9,173
COVID-19 costs	972	681	617	2,315	3,005
Tax effect of adjustments	(10,990)	(9,696)	(1,630)	1,056	—
Adjusted net income (loss)	$(13,782)	$(11,615)	$(2,879)	$(840)	$13,941

Adjusted net income (loss) per share - Basic	$(0.05)	$(0.05)	$(0.01)	$0.00	$0.06
Adjusted net income (loss) per share - Diluted	$(0.05)	$(0.05)	$(0.01)	$0.00	$0.06
Consolidated Free Cash Flow Reconciliation

(Dollars in thousands)	1Q 2022	4Q 2021	3Q 2021	2Q 2021	1Q 2021
Cash flow from operations	$(6,427)	$34,936	$21,846	$58,059	$(4,359)
Capital expenditures	69,502	100,868	71,266	78,223	59,424
Free cash flow	$(75,929)	$(65,932)	$(49,420)	$(20,164)	$(63,783)

Consolidated Operating Cash Flow
Before Changes in Working Capital Reconciliation

(Dollars in thousands)	1Q 2022	4Q 2021	3Q 2021	2Q 2021	1Q 2021
Cash provided by (used in) operating activities	$(6,427)	$34,936	$21,846	$58,059	$(4,359)
Changes in operating assets and liabilities:
Receivables	(9,100)	1,999	944	(961)	(999)
Prepaid expenses and other	509	104	80	(1,328)	655
Inventories	17,672	9,581	3,820	(3,259)	17,486
Accounts payable and accrued liabilities	21,125	(8,831)	8,114	(21,069)	28,797
Operating cash flow before changes in working capital	$23,779	$37,789	$34,804	$31,442	$41,580

Reconciliation of Costs Applicable to Sales
for Three Months Ended March 31, 2022

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$52,611	$36,985	$45,532	$22,918	$1,259	$159,305
Amortization	(9,386)	(4,710)	(8,622)	(2,061)	(1,259)	(26,038)
Costs applicable to sales	$43,225	$32,275	$36,910	$20,857	$—	$133,267
Inventory Adjustments	(303)	(8,001)	92	(106)	—	(8,318)
By-product credit	—	—	(245)	(392)	—	(637)
Adjusted costs applicable to sales	$42,922	$24,274	$36,757	$20,359	$—	$124,312

Metal Sales
Gold ounces	28,242	5,928	22,834	18,207		75,211
Silver ounces	1,796,028	638,116	—	16,138	—	2,450,282
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	48%	42%	100%	100%
Silver	52%	58%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$730	$1,720	$1,610	$1,118
Silver ($/oz)	$12.43	$22.06			$—
Zinc ($/lb)					$—
Lead ($/lb)					$—

Reconciliation of Costs Applicable to Sales
for Three Months Ended December 31, 2021

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$48,719	$42,939	$53,884	$24,735	$1,268	$171,545
Amortization	(9,985)	(5,433)	(15,992)	(2,411)	(1,268)	(35,089)
Costs applicable to sales	$38,734	$37,506	$37,892	$22,324	$—	$136,456
Inventory Adjustments	(242)	(7,483)	(118)	(53)	—	(7,896)
By-product credit	—	—	(123)	(241)	—	(364)
Adjusted costs applicable to sales	$38,492	$30,023	$37,651	$22,030	$—	$128,196

Metal Sales
Gold ounces	27,706	7,385	33,889	19,950	—	88,930
Silver ounces	1,813,884	800,195			—	2,614,079
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	47%	42%	100%	100%
Silver	53%	58%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$653	$1,707	$1,111	$1,104
Silver ($/oz)	$11.25	$21.76			$—
Zinc ($/lb)					$—
Lead ($/lb)					$—

Reconciliation of Costs Applicable to Sales
for Three Months Ended September 30, 2021

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$47,763	$36,340	$47,362	$32,237	$1,258	$164,960
Amortization	(8,747)	(4,671)	(12,786)	(3,158)	(1,258)	(30,620)
Costs applicable to sales	$39,016	$31,669	$34,576	$29,079	$—	$134,340
Inventory Adjustments	(57)	(5,217)	(186)	(61)	—	(5,521)
By-product credit	—	—	—	(428)	—	(428)
Adjusted costs applicable to sales	$38,959	$26,452	$34,390	$28,590	$—	$128,391

Metal Sales
Gold ounces	24,897	5,559	29,902	29,446	—	89,804
Silver ounces	1,714,617	758,214	—	18,172	—	2,491,003
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	45%	35%	100%	100%
Silver	55%	65%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$704	$1,665	$1,150	$971
Silver ($/oz)	$12.50	$22.68			$—
Zinc ($/lb)					$—
Lead ($/lb)					$—

Reconciliation of Costs Applicable to Sales
for Three Months Ended June 30, 2021

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$50,189	$44,537	$41,913	$26,437	$1,185	$164,261
Amortization	(8,271)	(6,506)	(12,710)	(2,994)	(1,185)	(31,666)
Costs applicable to sales	$41,918	$38,031	$29,203	$23,443	$—	$132,595
Inventory Adjustments	155	(272)	(57)	(91)	—	(265)
By-product credit	—	—	—	(839)	—	(839)
Adjusted costs applicable to sales	$42,073	$37,759	$29,146	$22,513	$—	$131,491

Metal Sales
Gold ounces	30,516	7,818	26,796	23,371	—	88,501
Silver ounces	1,639,620	911,861	—	31,421	—	2,582,902
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	48%	37%	100%	100%
Silver	52%	63%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$662	$1,787	$1,088	$963
Silver ($/oz)	$13.34	$26.09			$—
Zinc ($/lb)					$—
Lead ($/lb)					$—
Reconciliation of Costs Applicable to Sales
for Three Months Ended March 31, 2021

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$43,047	$27,610	$44,839	$21,207	$1,086	$137,789
Amortization	(9,059)	(3,577)	(13,445)	(2,475)	(1,086)	(29,642)
Costs applicable to sales	$33,988	$24,033	$31,394	$18,732	$—	$108,147
Inventory Adjustments	(57)	(313)	(151)	(52)	—	(573)
By-product credit	—	—	—	(700)	—	(700)
Adjusted costs applicable to sales	$33,931	$23,720	$31,243	$17,980	$—	$106,874

Metal Sales
Gold ounces	25,687	6,934	31,595	18,896		83,112
Silver ounces	1,637,695	771,354	—	26,455	—	2,435,504
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	47%	38%	100%	100%
Silver	53%	62%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$621	$1,300	$989	$952
Silver ($/oz)	$10.98	$19.07			$—
Zinc ($/lb)					$—
Lead ($/lb)					$—

Reconciliation of Costs Applicable to Sales for 2022 Guidance

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf
Costs applicable to sales, including amortization (U.S. GAAP)	$211,800	$148,540	$185,494	$106,175
Amortization	(34,183)	(20,094)	(48,763)	(8,378)
Costs applicable to sales	$177,617	$128,446	$136,731	$97,797
By-product credit	—	—	—	(1,802)
Adjusted costs applicable to sales	$177,617	$128,446	$136,731	$95,995

Metal Sales
Gold ounces	105,255	38,912	116,502	75,261
Silver ounces	6,501,289	3,405,155		75,093

Revenue Split
Gold	49%	46%	100%	100%
Silver	51%	54%

Adjusted costs applicable to sales
Gold ($/oz)	$750 - $850	$1,490 - $1,590	$1,150 - $1,250	$1,225 - $1,325
Silver ($/oz)	$13.50 - $14.50	$20.75 - $22.75